Exhibit 99.1

DRAFT

Contacts:

Inspire Pharmaceuticals, Inc.	EURO RSCP Life NRP
Mary Bennett	Emily Poe (212) 845-4266
Senior Vice President, Operations and Communications
(919) 941-9777 Extension 245

INSPIRE ANNOUNCES CLOSING OF COMMON STOCK OFFERING

DURHAM, NC – July 30, 2004 – Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today announced the closing of its follow-on common stock offering of 6,900,000 shares of common stock, including 900,000 shares sold upon the underwriters’ exercise of their over-allotment option in full. The shares were sold by Inspire at a price of $12.00 per share.

Morgan Stanley acted as sole book-running manager of the offering. Deutsche Back Securities acted as co-lead manager and SG Cowen & Co., LLC and Piper Jaffray & Co. acted as co-managers.

Copies of the final prospectuses relating to the offering may be obtained by contacting Morgan Stanley’s prospectus department at 1585 Broadway, New York, NY 10036-8200.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing novel prescription products in disease areas with significant commercial markets and unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptor technology with a current focus on P2Y2 and P2Y12 receptors that show therapeutic promise. Inspire’s specialty sales force promotes Elestat™ and Restasis®, ophthalmology products developed by Inspire’s partner, Allergan, Inc. In addition to its partnership with Allergan, Inspire has development and commercialization alliances with Santen Pharmaceutical Co., Ltd. and Kirin Brewery Co., Ltd., and has a collaboration with Cystic Fibrosis Foundation Therapeutics, Inc.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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Editor’s Note: This release is also available at:

http://www.nrp-euro.com